Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Carolyn Beaver	Rachel Kennedy
Senior Vice President and Chief Financial Officer	Media Contact
Sequenom, Inc.	Chandler Chicco Agency
858-202-9028	858-449-9575
investorrelations@sequenom.com	rkennedy@chandlerchiccocompanies.com

SEQUENOM WELCOMES CATHERINE J. MACKEY, PH.D., TO BOARD OF DIRECTORS

SAN DIEGO, Calif. - June 18, 2015 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, today announced that its shareholders elected Catherine J. Mackey, Ph.D., as a new member of its Board of Directors, effective June 17, 2015. Dr. Mackey has also been appointed to the Audit and Nominating and Corporate Governance committees of the Company’s Board of Directors.

"We are pleased to welcome Dr. Mackey to our board, and we look forward to drawing on her more than 30 years of executive leadership and strong expertise in research and development as we expand our testing portfolio and drive continued growth for the company," said Kenneth F. Buechler, Ph.D., Chairman of Sequenom, Inc.’s Board of Directors.

Dr. Mackey is currently the Chief Executive Officer of CYPrus Therapeutics, Inc., a privately-held small molecule pharmaceutical development company. She is a Special Advisor to Fortis Advisors LLC, and serves on the Scientific Advisory Boards of FHOOSH, Inc. and Cypher Genomics. In addition, Dr. Mackey is a director and a member of the Finance and Audit & Compliance Committees of Rady Children’s Hospital and is past-chair of CONNECT. Dr. Mackey currently serves on the boards of privately-held companies Cour Pharmaceutical Development Company (Chair), Evolve Biosystems, Inc. and Viventia Bio, Inc.

Prior to her current roles, Dr. Mackey served as the Senior Vice President of Worldwide Research and Development at Pfizer Inc. from 2001 through 2010 and is credited with leading Pfizer’s La Jolla Labs to become one of Pfizer’s most successful R&D sites. Before that, Dr. Mackey was Vice President of Strategic Alliances at Pfizer’s R&D headquarters in Connecticut and the Leader of Genomic and Proteomic Sciences at Pfizer. Leading up to her time at Pfizer, Dr. Mackey held positions of increasing responsibility for DEKALB Genetics including Vice President and Head of Research and Development.

Dr. Mackey received her B.S. and Ph.D. degrees in microbiology from Cornell University.

About Sequenom
Sequenom, Inc. (NASDAQ: SQNM) is committed to enabling healthier lives through the development of innovative products and services. The Company serves patients and physicians by providing early patient management information. To learn how Sequenom is interpreting the genome to improve your life, visit www.sequenom.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the development of innovative products and services, expanding our testing portfolio and driving continued growth for the company. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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